Exhibit 99.1

Gevo Signs Licensing and Joint Development Agreements with Porta

Gevo and Porta are targeting the construction of at least four isobutanol plants in Argentina; first plant to be wholly owned by Porta, with a targeted production capacity of up to five million gallons per year

ENGLEWOOD, Colo. – Feb. 2, 2016 – Gevo, Inc. (NASDAQ: GEVO), announced today that it has entered into a license agreement and a joint development agreement with Porta Hnos S.A. (“Porta”) to construct multiple isobutanol plants in Argentina using corn as a feedstock.

The first plant is to be wholly owned by Porta and is anticipated to begin producing isobutanol in 2017.  The plant is expected to have a production capacity of up to five million gallons of isobutanol per year. Based on projected isobutanol pricing, Gevo estimates that it could generate approximately $1 million in annual revenues once the plant is operational, through royalties, sales and marketing fees, and other revenue streams such as yeast sales.

The agreements also contemplate Porta constructing at least three additional isobutanol plants for certain of their existing ethanol plant customers. For these projects, Gevo would be the direct licensor of its technology and the marketer for any isobutanol produced, and would expect to receive all royalties and sales and marketing fees generated from these projects. As one of the leading engineering, procurement and construction (“EPC”) service providers to the ethanol industry in Argentina, Porta would provide the EPC services for the projects. The production capacity of these additional plants is still to be determined.

“Porta is a unique partner for Gevo, as they are expected to be both a direct isobutanol licensee, as well as a partner in building out isobutanol plants for other plant owners. We are excited to leverage their EPC expertise and their local Argentinian presence to accelerate the adoption of our isobutanol technology throughout Argentina, and potentially elsewhere in South America. By partnering with Porta, this will dramatically decrease the investment in engineering and business development resources that Gevo would otherwise have to deploy to roll out our technology in the region.  As a result, we anticipate any revenue derived from the Porta relationship to be high margin in nature,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“We appreciate Porta’s desire to be the first direct licensee of Gevo’s isobutanol technology, as well as their agreement to be our EPC partner in Argentina.  Consequently, we have agreed to waive an up-front license fee for the first plant that is to be wholly-owned by Porta,” added Gruber.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minn. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

About Porta Hnos S.A.

Porta Hnos is one of the leading alcohols companies in Argentina, producing almost 100 million liters annually. Porta Hnos is diversified across 6 independent divisions: Alcohol, Beverages, Distillery, Softeners, Vinegars & Balsamic Vinegars and Porta Engineering. Porta Hnos was founded in Córdoba, Argentina, by Italian immigrants in the 1882, and now is directed by fourth generation family members and employs over 500 people. For more information, visit http://en.portahnos.com.ar.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

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